As filed with the Securities and Exchange Commission on May 27, 2004.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SIERRA HEALTH SERVICES, INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

88-0200415
(I.R.S. Employer Identification No.)

2724 North Tenaya Way
Las Vegas, Nevada 89128
(Address, including zip code, of Principal Executive Offices)

SIERRA HEALTH SERVICES, INC.
AMENDED AND RESTATED 1985 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plans)

Frank E. Collins, Esquire
Senior Vice President, Legal and Administration
Sierra Health Services, Inc.
2724 North Tenaya Way
Las Vegas, Nevada 89128
(702) 242-7000
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.005 par value	900,000 shares	$41.25 (2)	$37,125,000	$4,703.74 (3)

------------

          (1) This registration statement (the "Registration Statement") registers the offer and sale of up to 900,000 shares of Common Stock of Sierra Health Services, Inc., a Nevada corporation (the "Company"), which may be offered and sold from time to time pursuant to the Company's Amended and Restated 1985 Employee Stock Purchase Plan. Pursuant to Rule 416(a), the number of shares being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the anti-dilution provisions of the Plan. Attached to the Common Stock are certain rights to purchase Series A Junior Participating Preferred Stock upon the occurrence of specified events.

          (2) Estimated pursuant to paragraphs (c) and (h) of Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for shares of Common Stock on May 24, 2004, as reported on the composite tape for New York Stock Exchange-listed securities.

          (3) Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: $126.70 per $1 million of proposed maximum aggregate offering price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

               Omitted as permitted pursuant to Rule 428 and Form S-8.

Item 2.  Registrant Information.

               Omitted as permitted pursuant to Rule 428 and Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION
STATEMENT AND NOT REQUIRED IN PROSPECTUS

Item 3.  Incorporation of Documents by Reference

          The Company hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the "Commission"):

          (a)           The Company's Annual Report on Form 10-K for the Company's fiscal year ended December 31, 2003, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (b)           The Company's Quarterly Report on Form 10-Q for the Company's fiscal quarter ended March 31, 2004, filed pursuant to Section 13(a) of the Exchange Act.

          (c)           Each of the Company's Current Reports on Form 8-K filed with the Commission since December 31, 2003 pursuant to Section 13(a) of the Exchange Act, but excluding any Form 8-K that was "furnished to" but not "filed" with the Commission.

          (d)           The description of the Common Stock of the Company contained in the Company's Registration Statement on Form 8-A filed pursuant to the Exchange Act on March 31, 1994, and effective on April 14, 1994, including any other amendment or report filed for the purpose of updating such description.

          (e)           The description of certain rights attaching to the Company's Common Stock to purchase Series A Junior Participating Preferred Stock contained in the Company's Registration Statement on Form 8-A filed pursuant to the Exchange Act on July 1, 1994, including any other amendment or report filed for the purpose of updating such description.

          All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement, from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into the Registration Statement. Any Form 8-K "furnished" to, but not "filed" with, the Commission after the date of this Registration Statement shall not be deemed to be incorporated by reference into this Registration Statement.

          Any statement contained in a document incorporated or deemed to be incorporated in this Registration Statement by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated in this Registration Statement by reference modifies or supersedes such statement. Any statement so modified shall not be deemed in its unmodified form, and any statement so superseded shall not be deemed, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

          Not applicable.

Item 5.  Interests of Named Experts and Counsel

          Not applicable.

Item 6.  Indemnification of Directors and Officers

          Section 78.751 of the Nevada Domestic and Foreign Corporation Law and Article VII of the Company's By-Laws provide for the indemnification under certain conditions of directors, officers, employees and agents acting in their official capacities. The Company has not entered into separate indemnification agreements with any of its officers or directors.

          The Company has purchased directors' and officers' liability insurance insuring the Company's officers and directors against certain liabilities and expenses incurred by such persons in such capacities.

Item 7.  Exemption from Registration

          Not applicable.

Item 8.  Exhibits

Exhibit	Description
4.1

Restated Articles of Incorporation, as amended through September 10, 2003, incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

4.2	Amended and Restated By-Laws of the Company, incorporated by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
4.3

Rights Agreement, dated as of June 14, 1994 between the Company and Continental Stock Transfer & Trust Company, incorporated by reference to Exhibit 3.4 to the Company's Registration Statement on Form S-3 effective October 11, 1994 (Reg. No. 33-83664).

4.4

Rights Agreement, dated as of June 14, 1994, amended as of August 10, 2000, between the Registrant and Wells Fargo Bank Minnesota, N.A., incorporated by reference to Exhibit 3.4 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

5	Opinion of Frank E. Collins, Esq., with respect to the legality of securities being registered.
15	Not applicable.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Frank E. Collins, Esq. (included in Exhibit 5).
24	Powers of Attorney (included on the signature pages of this Registration Statement).
99	Not applicable.

Item 9.  Undertakings

          (a)          The undersigned registrant hereby undertakes:

                    (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                         (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                         (ii)  To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                         (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                    (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on May 27, 2004.

SIERRA HEALTH SERVICES, INC.

By:	/s/ ANTHONY M. MARLON, M.D. Anthony M. Marlon, M.D. Chairman of the Board, Chief Executive Officer and President

       KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony M. Marlon, M.D., Frank E. Collins and Paul H. Palmer, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ ANTHONY M. MARLON, M.D. Anthony M. Marlon, M.D.	Chairman of the Board, Chief Executive Officer, President and Director (principal executive officer)	May 27, 2004

/s/ PAUL H. PALMER Paul H. Palmer	Senior Vice President, Chief Financial Officer, and Treasurer (principal financial officer and accounting officer)	May 27, 2004

/s/ ERIN E. MACDONALD Erin E. MacDonald	Director	May 27, 2004

/s/ THOMAS Y. HARTLEY Thomas Y. Hartley	Director	May 27, 2004

/s/ WILLIAM J. RAGGIO William J. Raggio	Director	May 27, 2004

/s/ CHARLES L. RUTHE Charles L. Ruthe	Director	May 27, 2004

/s/ ANTHONY L. WATSON Anthony L. Watson	Director	May 27, 2004

/s/ ALBERT L. GREENE Albert L. Greene	Director	May 27, 2004

/s/ MICHAEL E. LUCE Michael E. Luce	Director	May 27, 2004

EXHIBIT INDEX

Exhibit	Description	Sequentially Numbered Page
4.1

Restated Articles of Incorporation, as amended through September 10, 2003, incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

4.2	Amended and Restated By-Laws of the Company, incorporated by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
4.3

Rights Agreement, dated as of June 14, 1994 between the Company and Continental Stock Transfer & Trust Company, incorporated by reference to Exhibit 3.4 to the Company's Registration Statement on Form S-3 effective October 11, 1994 (Reg. No. 33-83664).

4.4

Rights Agreement, dated as of June 14, 1994, amended as of August 10, 2000, between the Registrant and Wells Fargo Bank Minnesota, N.A., incorporated by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

5	Opinion of Frank E. Collins, Esq., with respect to the legality of securities being registered.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Frank E. Collins, Esq. (included in Exhibit 5).
24	Powers of Attorney (included on the signature pages of this Registration Statement).